Filed Pursuant to Rule 424(b)(3) Registration No. 333-104294 Registration No. 333-38613

SUPPLEMENT
(To Prospectus Supplement dated April 3, 2003 and
Prospectus dated June 12, 2001)

        This supplement relates to the offer and sale by Colonial Properties Trust of 5,000,000 depositary shares, each representing 1/10 of a share of 8 1/8% Series D Cumulative Redeemable Preferred Shares (liquidation preference equivalent to $25.00 per depositary share) pursuant to the prospectus supplement, dated April 3, 2003, and the prospectus, dated June 12, 2001, which we refer to collectively herein as the prospectus. This supplement amends and supplements, and should be read in conjunction with, the prospectus.

        The sections titled "Ratios of Earnings to Combined Fixed Charges and Preferred Distributions" that appear on pages S-8 and S-9 of the prospectus hereby are deleted in their entirety and replaced with, and superseded by, the following:

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

        Our ratios of earnings to combined fixed charges and preferred distributions were 1.4x, 1.4x, 1.4x, 1.7x and 1.8x for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively. The ratios of earnings to combined fixed charges and preferred distributions were computed by dividing earnings by fixed charges and preferred distributions. For this purpose, earnings consist of pre-tax income before adjustment for minority interest in consolidated subsidiaries or income from equity investees, gains on sale of properties, distributed income of equity investees, amortization of interest capitalized, and fixed charges, but do not include interest costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized), amortization of debt issuance costs and distributions to holders of our operating partnership's outstanding Series B preferred units. Preferred distributions include distributions to holders of our outstanding Series A and Series C preferred shares. For the calculation of these ratios, see Exhibit 12.1 of our annual report on Form 10-K/A for the year ended December 31, 2002, filed with the SEC on April 16, 2003 and incorporated by reference herein.

The date of this supplement is April 17, 2003.